Exhibit 99.1

SCOLR Pharma, Inc. Announces Second Quarter 2011 Financial Results

BOTHELL, WA, July 26, 2011, - SCOLR Pharma, Inc. (OTC: SCLR) today reported financial results for the three months and six months ended June 30, 2011 and also provided updates on a number of key corporate objectives.

As previously announced, the Company issued an aggregate of $1.2 million principal amount of its 8% Senior Secured Convertible Debentures due 2013 (the “Debentures”) in a private offering of Debentures. The Company intends to utilize the net proceeds of the offering for working capital and other general corporate purposes.

Stephen Turner, President and CEO, said: “We believe we are poised to have a successful nutritional products business. Retailers with whom we have met have conveyed enthusiasm about our extended release nutritionals.”

Turner added: “We are pleased with the positive response that we had to our offering and the continued support of our shareholders. With the positive support from the retailers and the additional capital from this offering, we are positioned to meet the needs and demands of retailers for our nutritional products.”

Second Quarter 2011 compared to Second Quarter 2010 Financial Results

Total revenues for the quarter ended June 30, 2011 were $8,000, a 96% decrease, compared to $223,000 for the same period in 2010. This decrease is due to a $115,000 reduction in royalty revenue from sales of SCOLR nutritional products by Perrigo Company. The Company receives royalty payments based on Perrigo’s net profits from the sales of products subject to a license agreement between the companies. As previously reported, during the fourth quarter of 2010 SCOLR was informed by Perrigo that some retail accounts will no longer carry certain Perrigo products. The revenues from Perrigo decreased substantially as a result of such discontinuance as remaining product was sold, and the Company expects the revenues from Perrigo to be negligible for the remainder of 2011.

For the quarter ended June 30, 2011, the Company’s marketing and selling expenses decreased 38%, or $33,000, to $53,000, compared to $86,000 for the same period in 2010. This decrease was primarily due to a reduction in sales commissions and royalties due to lower royalty revenues.

The Company recorded a gain of $103,000 on research and development activity compared to an expense of $256,000 for the same period in 2010. The gain was a result of receiving proceeds during the quarter on sale of certain laboratory equipment of $120,000, combined with lower research and development expenses following the elimination of its laboratory activities.

General and administrative expenses increased 2%, or $13,000, to $585,000 for the three months ended June 30, 2011, compared to approximately $572,000 for the same period in 2010. The increase was primarily due to recognition of $61,000 in accelerated depreciation expense related to leasehold improvements as a result of a reduction in the term of our headquarters lease. This increase was offset by a decrease in office expense.

Other income decreased 106%, or $222,000, to an expense of $12,000 for the three months ended June 30, 2011, compared to income of $210,000 for the comparable period in 2010. This decrease is due to a change in unrealized gain (loss) on the fair value of a warrant to purchase common stock.

Net loss increased 12%, or $58,000, to $539,000 for the three months ended June 30, 2011, compared to $481,000 for the same period in 2010. The increase in net loss reflects lower revenues and the change in the unrealized gain (loss) on fair value of warrant to purchase common stock.

Comparison of the Year to Date Six Months Ended June 30, 2011 and 2010

Total revenues, which consist of licensing fees, research and development revenues, and royalty revenue from SCOLR’s collaboration agreements, decreased 51%, or $197,000, to $192,000 for the six months ended June 30, 2011, compared to $389,000 for the same period in 2010. This decrease is due to a $190,000 reduction in royalty revenue from sales of nutritional products by Perrigo compared to the prior period. The Company recognized $100,000 in research and development revenue attributable to a contract with RedHill Biopharma Ltd. for certain development services in connection with the license by RedHill of SCOLR’s CDT platforms for use in Ondansetron tablet formulations, as well as an $18,000 research and development from Syntrix Biopharma.

Marketing and selling expenses increased 23%, or $33,000, to $178,000 for the six months ended June 30, 2011, compared to $145,000 for the same period in 2010. This increase was primarily due to marketing and sales brokerage related expenses and the addition of a sales and marketing staff person anticipated to assist with advancement of our of nutritional products business.

Research and development expenses decreased 9%, or $52,000, to $544,000 for the six months ended June 30, 2011, compared to $596,000 for the same period in 2010. This decrease is due to the gain on sale of lab equipment of $120,000, reduction in personnel, and the reduction in operating expenses as a result of the elimination of lab activities.

General and administrative expenses increased 13%, or $152,000, to $1.3 million for the six months ended June 30, 2011, compared to approximately $1.2 million for the same period in 2010, primarily due to recognition of $61,000 in accelerated depreciation expense as a result of the reduction in the term of our headquarters lease. In addition, legal expenses increased $48,000.

Other income increased $101,000 to $94,000 for the six months ended June 30, 2011, compared to an expense of $7,000 for the comparable period in 2010. This increase is due to a change of $90,000 in unrealized gain on fair value of warrant to purchase common stock for the six months ended June 30, 2011 as compared to the $7,000 unrealized loss for the six months ended June 30, 2010.

Net loss increased 15%, or $229,000, to $1.8 million for the six months ended June 30, 2011, compared to $1.5 million for the same period in 2010. The increase in net loss reflects higher general and administrative expenses and lower revenues.

About SCOLR Pharma:

Based in Bothell, Washington, SCOLR Pharma, Inc. is a specialty pharmaceutical company focused on applying its formulation expertise and patented Controlled Delivery Technology (CDT) platforms to develop novel prescription pharmaceutical, over-the-counter (OTC), and nutritional products. Our CDT drug delivery platforms are based on multiple issued and pending patents and other intellectual property for the programmed release or enhanced performance of active pharmaceutical ingredients and nutritional products. For more information on SCOLR Pharma, please call 425-368-1050 or visit http://www.scolr.com/.

This press release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the advancement of the Company’s nutritional business, the use of proceeds from a financing transaction, and anticipated orders of its nutritional products. These forward-looking statements involve risks and uncertainties, including activities, events or developments that we expect, believe or anticipate will or may occur in the future. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including the Company’s ability to manage expenses, generate revenue and/or unanticipated changes in the timing, amount or terms of orders for its nutritional products. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that actual result or developments may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstance.

SCOLR Pharma, Inc.

CONDENSED BALANCE SHEETS

(In thousands, except par values and number of shares)

	June 30, 2011 (Unaudited)	December 31, 2010¹
ASSETS
Current Assets
Cash and cash equivalents	$1,186	$1,891
Accounts receivable	8	103
Inventory	320	324
Prepaid expenses	488	270
Current portion of deferred financing costs	172	—

Total current assets	2,174	2,588

Property and Equipment - net of accumulated depreciation of $212 and $217, respectively	181	327
Intangible assets - net of accumulated amortization of $409 and $354, respectively	651	686
Deferred financing costs	172	—
Restricted cash	—	257

	$3,178	$3,858

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$149	$145
Accrued liabilities	267	307
Interest payable	3	—
Deferred revenue	—	56
Fair value of warrant	53	150

Total current liabilities	472	658

Deferred rent	—	159
Long-term portion convertible debentures – net of discount	478	—

Total liabilities	950	817

Commitments and Contingencies	—	—

Stockholders’ Equity
Preferred stock, authorized 5,000,000 shares, $.01 par value, none issued or outstanding	—	—
Common stock, authorized 150,000,000 and 100,000,000 shares, $.001 par value, 49,816,073 and 49,816,073 issued and outstanding as of June 30, 2011, and December 31, 2010	49	49
Additional paid-in capital	77,989	77,041
Accumulated deficit	(75,810)	(74,049)

Total stockholders’ equity	2,228	3,041

	$3,178	$3,858

¹	restated

SCOLR Pharma, Inc.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2011	2010¹	2011	2010¹
Revenues
Licensing fees	$—	$100	$—	$125
Royalty income	8	123	74	264
Research and development	—	—	118	—

Total revenues	8	223	192	389

Operating expenses
Marketing and selling	53	86	178	145
Research and development	(103)	256	544	596
General and administrative	585	572	1,325	1,173

Total operating expenses	535	914	2,047	1,914

Loss from operations	(527)	(691)	(1,855)	(1,525)

Other income (expense)
Interest income	—	—	1	1
Interest expense	(5)	—	(5)	—
Unrealized gain (loss) on fair value of warrant	(8)	225	97	7
Other	1	(15)	1	(15)

Total other income (expense)	(12)	210	94	(7)

Net loss	$(539)	$(481)	$(1,761)	$(1,532)

Net loss per share, basic and diluted	$(0.01)	$(0.01)	$(0.04)	$(0.03)

Shares used in computing basic and diluted net loss per share	49,816	49,684	49,816	46,430

¹	restated

Contacts:

Investor Relations:

SCOLR Pharma, Inc.

425.368.1050